EXHIBIT 2


                            STOCK PURCHASE AGREEMENT

         THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made and entered into this 26th day of September, 2003, by and among EMPS Corporation, a Nevada corporation (the "Company"), that certain Voting Trust (the "Seller") established pursuant to a Voting Trust Agreement dated November 30, 2002, relating to the Common Stock (as defined below) (the "Voting Trust Agreement"), Asael T. Sorensen, Jr., an individual, as trustee of the Seller pursuant to the Voting Trust Agreement (the "Trustee"), the Grantors of the Seller listed below (the "Grantors" and each Grantor, together with the Company, the Seller and the Trustee the "Seller Parties"), on the one hand, and Firebird Global Master Fund, Ltd., a Cayman Islands corporation, and Firebird Republics Fund, Ltd., a Cayman Islands corporation (each a "Purchaser" and together the "Purchasers"), on the other hand.

                                    RECITALS:

         WHEREAS, Trustee is trustee of, and each of Petroleum Group Services Ltd., Dora International Ltd., Techgrand Company Ltd., Paul Roberts, and Laird Garrard (the "Grantors") are grantors of, the Seller, and each undertaking provided by the Trustee hereunder shall be in Trustee's capacity as trustee of, and on behalf of, the Seller; and

         WHEREAS, the Seller is the owner of 27,089,700 shares of Common Stock (as defined below); and

         WHEREAS, Seller desires to sell to Purchasers, and the Purchasers desire to purchase from Seller, an aggregate of one million seven hundred thousand shares (the "Transferred Shares") of the Common Stock (as defined below) held by the Seller, upon the terms and conditions set forth herein.

                                   AGREEMENT:

         In consideration of the mutual promises contained herein, the parties hereby agree as follows:

         1. Purchase and Sale; Closing.

               (a) Purchase and Sale. Subject to the terms and conditions hereinafter set forth, the Seller hereby agrees to sell, convey, transfer, and deliver to the Purchasers, and the Purchasers hereby agree to purchase from the Seller, the Transferred Shares, at the Purchase Price set forth below. Seller agrees that the Transferred Shares shall be represented by two (2) certificates representing the number of Transferred Shares set forth on Exhibit A hereto, such certificates to be duly issued through the Company's transfer agent, Interwest Transfer Company, Inc., in the names, addresses and amounts set forth on Exhibit A hereto.

               (b) Closing. The closing of the sale and purchase of the Transferred Shares described in Section 1(a) (the "Closing") shall take place at the offices of Coudert Brothers LLP, counsel to the Purchasers, simultaneously with the execution and delivery of this Agreement or at such other location or time as may be agreed by the parties.

         2. Amount, Payment and Application of Purchase Price. The total consideration and method of payment shall be as follows:

               (a) Consideration. At the Closing, as total consideration for the purchase and sale of the Transferred Shares, the Purchasers shall pay to the Trustee the sum of One Million Seven Hundred Thousand Dollars ($1,700,000), (the "Purchase Price"). The Purchase Price shall be paid by wire transfer of immediately available funds to the Trustee's trust account set forth on Exhibit B hereto.

               (b) Delivery. At the Closing, the Seller shall deliver the Transferred Shares, represented by the certificates described in Section 1(a) above.

               (c) Application. Immediately following the Closing, but in no event more than one day following the Closing, the Trustee shall take any and all actions as are necessary to cause the application of the entire Purchase Price to repay in full the debt set forth on the Schedule of Debt attached to the Voting Trust Agreement (such debt, together with accrued interested thereon through the date of this Agreement, the "Debt") in accordance with the provisions thereof. Evidence reasonably satisfactory to the Purchasers of the repayment in full of the Debt shall be delivered to the Purchasers upon the Purchasers' request.

         3. Representations and Warranties of Seller Parties.

         Each Seller Party hereby jointly and severally represents and warrants to the Purchasers as follows:

               (a) Organization of Company. The Corporation is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada and is licensed or qualified to do business and in good standing in each other jurisdiction in which it is required to be so licensed or qualified. The Company has all requisite power and authority to own its properties and carry on its businesses as presently and as proposed to be conducted.

               (b) Capitalization. The capitalization of the Company consists of 150,000,000 shares of common stock, par value $0.001 per share ("Common Stock"), of which 30,000,000 shares, including the Transferred Shares, are duly and validly issued and outstanding, fully paid, and non-assessable. Other than as described in this paragraph 3(b), the Company does not have authorized or outstanding any stock or securities, or any options, warrants, convertible securities, or any other right (whether contingent or otherwise) to purchase or convert any obligations into stock or securities of the Company, nor is the Company obligated to issue any stock, securities, options, warranties, or other such rights. Except for the Voting Trust Agreement and as set forth herein, there are no voting trusts, proxies or other agreements or understandings with respect to the voting of any shares of capital stock of the Company, nor any pre-emptive rights, registration rights, or other transfer rights of any person.

               (c) Ownership of Stock. Seller is the record owner, and each Grantor the beneficial owner, of the Transferred Shares free and clear of all liens, claims, equities, encumbrances, security interests and restrictions of every kind.

               (d) Authority. Each Seller Party has full, complete and unrestricted legal right, power and authority to execute and deliver this Agreement and to duly perform and observe the terms and conditions hereof.

               (e) Validity. This Agreement constitutes the legal, valid and binding obligation of each Seller Party, enforceable in accordance with its terms, except as enforcement thereof may be limited


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

by bankruptcy, insolvency, conservatorship, receivership, liquidation, reorganization, moratorium or similar laws or equitable principles affecting the enforcement of creditors' rights generally.

               (f) Consents and Approvals. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the performance by each Seller Party of the terms and conditions hereof shall not
(i) require the approval or consent of any governmental authority or the approval or consent of any other person; or (ii) conflict with or result in a breach or violation of any of the terms or conditions of or constitute (or with notice or lapse of time or both would constitute) a default under any agreement (including without limitation the Voting Trust Agreement), statute, regulation, order, judgment or decree applicable to such party or any instrument, contract or other agreement to which party is a party or to which such party is bound or subject.

               (g) Financial Statements and Information. The financial statements of the Company filed with the Securities and Exchange Commission on the Company's most recently-filed Form 10KSB and Form 10QSB (the "Most Recent Financial Statements") have been duly filed with the SEC and certified in accordance with applicable law and regulation. Except for obligations or liabilities reflected in the Most Recent Financial Statements or incurred in the ordinary course of business since the date thereof, the Company had no material (individually or in the aggregate) obligations or liabilities, absolute, accrued or contingent, as of the date of such Most Recent Financial Statements and has no such obligations or liabilities as of the date hereof. There has been no undisclosed material adverse change in the business, assets, properties, operations, condition (financial or other) or prospects of the Company since the date of such Most Recent Financial Statements. The copy of the Voting Trust Agreement previously provided to Purchasers is true, complete and correct and, such Voting Trust Agreement has not been amended or altered since the date on which such copy was provided.

               (h) Title to and Condition of Properties. The Company has good and marketable title to the assets reflected as owned (or current, valid and binding leases with respect to assets reflected as leased) on its Most Recent Financial Statements (other than properties and assets disposed of in the ordinary course of business since the date of such balance sheet), free and clear of any mortgages, pledges, security interests, liens, charges and other encumbrances, except (i) liens for current taxes not yet due or which are being contested in good faith, (ii) mechanic's, materialmen's and similar liens which may have arisen in the ordinary course of business and which, in the aggregate, would not be material to the financial condition of the Company and (iii) security interests securing indebtedness not in default for the purchase price of or rental payments on property purchased or leased under capital lease arrangements in the ordinary course of business. All real and personal property, fixtures and equipment comprising the assets of the Company are in good state of repair (ordinary wear and tear excepted) and operating condition and are sufficient and adequate to conduct the business of the Company on the date hereof.

               (i) Pending Actions. Except as publicly disclosed, there is no action, suit or proceeding pending or, to the knowledge of the Company, threatened against or affecting the Company, or any of its properties or rights, before any court or by or before any governmental body or arbitration board or tribunal, nor is there any judgment, decree, injunction or order of any court, governmental department, commission, agency, instrumentality or arbitrator against the Company. In addition, to the knowledge of the Company, there does not exist any basis for any action, suit, investigation or proceeding against the Company, in each case which, if adversely determined, would reasonably be expected to have a material adverse effect on the business, assets, properties or operating condition (financial or otherwise) of the Company (a "Material Adverse Effect"). The, foregoing includes without limitation, actions pending or threatened against any Seller Party or against any employee, prospective employee or consultant to the Company involving such person's relationship to the Company.


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


               (j) Taxes. The Company has duly and timely filed or caused to be filed (or obtained valid, currently effective extensions for filing) all Federal, state, local and foreign income, franchise, excise, payroll, sales and use, property and withholding tax returns, reports, estimates and information and other statements or returns (collectively "Tax Returns") required to be filed by or on behalf of it pursuant to any applicable federal, state, local or foreign tax laws for all years and periods for which such Tax Returns have become due. All such Tax Returns were correct in all material respects as filed and correctly reflect the Federal, state, local and foreign income, franchise, excise, payroll, sales and use, property, withholding and other taxes, duties, imposts and governmental charges (and charges in lieu of any thereof), together with interest and penalties (collectively "Taxes") required to be paid or collected by (or allocable to) the Company. The Company (i) has paid or caused to be paid all Taxes required to be paid by it through the date hereof except for those Taxes, if any, being contested in good faith and (ii) has properly and fully accrued on its Most Recent Financial Statements (and on its books and records if arising after the date thereof), all Taxes for any period from the date of the last reporting period covered by such Tax Returns up to and including the date hereof. There is no pending or potential audit, dispute or claim concerning any tax return or tax liability of the Company as to which the Company either (i) has been notified in writing by any tax authority or (ii) has knowledge based on personal contact with any agent of such authority.

               (k) Compliance with Laws. The business and activities of the Company have been and are being conducted in compliance with all provisions of all applicable Federal, state, local and foreign statutes, ordinances, rules and regulations. The Company is not in violation of or in default under (i) any order, judgment or decree of any court, arbitration panel or other tribunal or
(ii) any administrative order, rulemaking, procedure, policy or other published declaration of (x) any Federal, state, local or foreign governmental agency or other authority or (y) any professional society, board or other similar organization, except in the case of clauses (i) or (ii) above, such violations or defaults that would not, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company holds all governmental licenses, permits, franchises and other governmental authorizations necessary to the ownership of its properties or the conduct of its business as currently conducted and as proposed to be conducted after the Closing, except for those which failure to obtain would not have a Material Adverse Effect, and all such licenses, permits, franchises and other governmental authorizations will remain in full force and effect following the Closing.

               (l) Absence of Certain Business Practices. Neither the Company nor any officer, director, employee or agent thereof, nor any other person or entity acting on behalf of the Company, acting alone or together, has (a) received, directly or indirectly, any rebates, payments, commissions, promotional allowances or any other economic benefits, regardless of their nature or type, from any person or entity with whom the Company has done business directly or indirectly, or (b) directly or indirectly, given or agreed to give any gift or similar benefit to any person or entity who is or may be in a position to help or hinder the business (or assist the Company in connection with any actual or proposed transaction) which in the case of either clause (a) or clause (b) above have not been fully and accurately described and reflected in the Company's financial statements and books and records and which, (i) if not given in the past, would reasonably be expected to have had a Material Adverse Effect or (ii) if not continued in the future, would reasonably be expected to have a Material Adverse Effect. The Company has not taken any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder. To the Company's knowledge, there is not now, and there has never been, any employment by the Company of, or beneficial ownership in the Company by, any governmental or political official in any country in the world.

               (m) Elimination of Debt. Upon the application of the Purchase Price in repayment of the Debt as provided in Section 2(c) hereof, the Debt shall be completely and finally repaid and retired, and no Seller Party or other person shall have any further claim in respect of the Debt.


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


               (n) No Broker. No Seller Party has committed any act or omission which would give rise to any claim against any party hereto for a brokerage commission, finder's fee, or other like payment in connection with the transactions contemplated hereby.

         4. Representations and Warranties of Purchasers.

               (a) Unregistered Shares. The Purchasers understand that the Transferred Shares are not registered under the Securities Act of 1933, as amended (the "Securities Act") and are not qualified and/or registered under applicable state securities laws pursuant to specific exemptions from registration and/or qualification contained in the Securities Act and in applicable state securities laws. The Purchasers understand that the foregoing exemptions depend upon, among other things, the bona fide nature of their investment intent.

               (b) Legend. The Purchasers acknowledge that the Transferred Shares will bear a legend which prohibits an offer to transfer or a transfer of all or any portion of the Transferred Shares unless the Transferred Shares or portion thereof are registered under the Securities Act or unless an exemption from registration is available with respect to such resale or disposition.

               (c) No Broker. Purchasers have not committed any act or omission which would give rise to any valid claim against any of the parties hereto for a brokerage commission, finder's fee, or other like payment in connection with the transactions contemplated hereby.

         5. Purchaser Rights.

               (a) Tag-Along Rights. If at any time following the Closing any of the Seller, the Trustee or any Grantor (a "Selling Shareholder") proposes to sell, transfer or dispose of fifteen million (15,000,000) or more shares of such Common Stock (as adjusted to reflect any stock split, combination, reclassification or change of the Common Stock after the Closing) held or controlled directly or indirectly by such person in a single bona fide arm's length transaction (or a series of related transactions in any twenty-four (24) month period) to one or more third parties, the following rights shall apply:
Not later than thirty (30) days prior to proposed closing of such Transaction, such Selling Shareholder shall deliver to each Purchaser a notice of intention to sell (a "Tag-Along Notice"), setting forth the number of shares of Common Stock proposed to be sold (the "Subject Shares") and all terms and conditions of such proposed sale. The Selling Shareholder shall offer to include in such proposed sale, on the same terms and conditions (provided that no Purchaser shall be required to make any representation or warranty in respect of such sale other than as to its ownership thereof and authority to enter into such transaction), a number of shares of Common Stock of each Purchaser equal to such Purchaser's pro rata percentage of the issued and outstanding shares of Common Stock as of the date of the Tag-Along Notice multiplied by the number of Subject Shares. Each Purchaser shall notify the Selling Shareholder of its election to participate in such transaction and the number of shares of Common Stock to be included therein not later than 20 days following receipt of the Tag-Along Notice. The number of Subject Shares shall be reduced by the number of shares of Common Stock of each Purchaser to be included in such transaction. Each party hereto shall use its commercially reasonable efforts to cause the prompt consummation of the transactions contemplated by this section.

               (b) Registration of Transferred Shares. If at any time following the Closing and prior to the fifth anniversary of the date hereof the Company proposes to register any of its Common Stock under the Securities Act (other than shares of Common Stock registered as of the date hereof, and other than pursuant to a registration statement on Form S-8, S-4 or another form not available for registering the Common Stock for sale to the public) the Company shall provide not less than thirty (30) days notice thereof to each Purchaser and shall at its expense and upon the request of each Purchaser,


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


include in the Common Stock to be so registered such number of the Transferred Shares held by such Purchaser as specified by such Purchaser.

               (c) Certain Pre-Emptive Rights. If the Company proposes to issue any Common Stock or other securities containing options or rights to acquire any Common Stock or any securities convertible or exchangeable for Common Stock ("New Securities") after the date hereof to any person, then the Company will offer to sell to each Purchaser a number of shares of Common Stock or such New Securities such that the ratio of such Purchaser's shares of Common Stock to all shares of Common Stock outstanding on the date hereof shall (upon exercise by Purchaser of the pre-emptive right set forth herein) be equal to the ratio of such Purchaser's shares of Common Stock to all shares of Common Stock outstanding immediately following such issuance (after giving effect to any exercise, conversion or exchange of all such New Securities). The Company shall give each Purchaser not less that thirty (30) days prior written notice of any proposed issuance, which notice shall disclose in reasonable detail the proposed terms and conditions of such issuance (the "Issuance Notice"). The Purchasers will be entitled to purchase such New Securities at the same price, on the same terms, and at the same time as the New Securities are issued to the proposed purchaser(s) thereof by delivery of written notice to the Company of such election within twenty (20) days after delivery of the Issuance Notice (the "Election Notice"). If any Purchaser has elected to purchase any New Securities, the sale of such New Securities shall be consummated as soon as practical (but in any event within fifteen (15) days) after the delivery of the Election Notice. It is agreed that the term "New Securities" shall not include any issuance of securities or options to purchase securities described in this
Section 5(c) to employees, officers, directors or consultants of the Company pursuant to any employee compensation plan or arrangement approved by the Board of Directors of the Company.

               (d) Appointment of Director. The Purchasers shall have the right, but not the obligation, to designate one (1) individual (the "Purchaser Designee") to serve as a member of the Board of Directors of the Company. At all times following the Closing, Purchasers may designate a Purchaser Designee upon ten (10) days' notice given to each Seller Party by Purchasers. Promptly upon receipt of such notice, each Seller Party shall take such actions as may be necessary or appropriate to cause an annual or special meeting of shareholders to be held for the purpose of electing the Board of Directors of the Company. At each annual or special shareholder's meeting called for such purpose and whenever stockholders of the Company act by written consent in respect of the election of directors, each Seller Party agrees to vote or otherwise give such party's consent in respect of all shares of capital stock of the Company owned at such time by such party or as to which such party is entitled to vote, and the Company shall take all necessary and desirable actions within its control, in order to cause the election to the board of the Purchaser Designee, which Purchaser Designee shall hold office until his successor shall have been duly elected and qualified. The Purchasers shall be entitled to cause the removal of such Purchaser Designee at any time in their sole discretion. Upon the resignation or removal of the Purchaser Designee for any reason, the Purchasers shall be entitled, but not obligated, to designate a successor Purchaser Designee pursuant hereto. The right of the Purchasers to designate the Purchaser Designee shall terminate if at any time the aggregate number of shares of Common Stock held by the Purchasers is less than one million seven hundred thousand (1,700,000), as adjusted to reflect any stock split, combination, reclassification or change of the Common Stock after the Closing.

               (e) Further Agreements. If at any time following the Closing while Purchasers hold any shares of Common Stock any party hereto enters into any agreement or understanding (whether written or oral) granting any person any of the rights granted to Purchasers hereunder but which are more favorable to such person than to Purchasers, each Seller Party entering into such agreement or understanding shall notify the Purchasers in advance thereof and this Agreement shall be deemed automatically and without further action to be amended or modified to provide Purchasers with rights equal in all respects to such more favorable rights.


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

        6. Indemnification.

               (a) Seller Parties' Agreement to Indemnify. Each Seller Party jointly and severally agrees to indemnify each Purchaser against, and to protect, save and keep harmless each Purchaser from, and to assume liability for, payment of all liabilities that may be imposed on or incurred by such Purchaser as a consequence of or in connection with (a) any breach by any Seller Party of a representation or warranty contained in this Agreement; or (b) any failure by any Seller Party to perform any agreement or covenant contained herein. The foregoing indemnity shall include reasonable attorneys' fees incurred in connection with the enforcement of this indemnity.

               (b) Purchasers' Agreement to Indemnify. Each Purchaser, jointly and not severally, agrees to indemnify each Seller Party against, and to protect, save and keep harmless each Seller Party from, and to assume liability for, payment of all liabilities that may be imposed on or incurred by any Seller Party as a consequence of or in connection with (a) any breach by a Purchaser of a representation or warranty contained in this Agreement; or (b) any failure by a Purchaser to perform any agreement or covenant contained herein.

               (c) Notice of Claims and Potential Claims. The parties shall, in a timely manner, provide each other with notice of all third party actions, suits, proceedings, claims, demands or assessments subject to the indemnification provisions of this Section 6 (collectively, "Third Party Claims"), brought at any time following the date hereof, and shall otherwise make available all relevant information material to the defense of any such Third Party Claims. The indemnifying party shall, have the right to participate in and, to the extent it shall wish, to assume and undertake the defense of any such Third Party Claim at its sole expense. No claim shall be settled or compromised without the consent of the indemnifying party unless the indemnifying party shall have failed, after the lapse of a reasonable time, but in no event more than 30 days, after notice to it of such third Party Claim, to participate in the defense of the same. The indemnified party shall have the right to participate, with separate counsel (which counsel shall act in an advisory capacity only), in any such defense. After notice by the indemnifying party to the indemnified party of the indemnifying party's election to assume the defense of any such Third Party Claim, the indemnifying party shall not be liable to the indemnified party for any expenses of the indemnified party's counsel that are subsequently incurred in connection with such defense; provided, however, that the expense of such indemnified party's separate counsel shall be paid by the indemnifying party if (i) the indemnifying party requests such separate counsel to participate, or (ii) in the reasonable opinion of such separate counsel, a significant conflict of interest exists between the indemnifying, party and the indemnified party that would make such separate representation clearly advisable. A party's failure to give timely notice or to provide copies of documents or to furnish relevant data in connection with any Third Party Claim shall not constitute a defense (in part or in whole) to any claim for indemnification or such party, except and only to the extent that such failure shall result in any prejudices to the indemnifying party.

        7. General Provisions.

               (a) Survival of Representation and Warranties. All representations and warranties made by each Seller Party and each Purchaser under this Agreement shall survive for a period of two years following the Closing, whereupon they shall expire.

               (b) Sections and Other Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.


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


               (c) No Waiver of Rights. No failure or delay on the part of any party in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, and no single or partial exercise of any such power, right or privilege shall preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing under this Agreement are cumulative with, and not exclusive of, any rights or remedies otherwise available. No waiver shall be binding unless in writing and signed by the party to be charged or a qualified officer thereof.

               (d) Notice. All notices hereunder shall be in writing and shall be either personally delivered, transmitted by postage prepaid registered or certified mail, return receipt requested, transmitted by telecopier, or transmitted by internationally recognized courier service to the parties hereto at their respective addresses. Except as otherwise specified herein, all notices and other communications shall be deemed to have been duly given on receipt. For purposes hereof, the addresses and telecopier numbers of the parties hereto (until notice of a change thereof is given as provided herein) shall be as follows:

         If to any Purchaser:

               Firebird Global Master Fund, Ltd. or
               Firebird Republics Fund, Ltd.
               c/o Firebird Management LLC
               152 West 57th Street, 24th Floor
               New York, New York 10019
               Telecopier: (212) 698-9266
               Attention: Mr. James Passin

         With a copy to:

               Christopher M. Wells, Esq.
               Coudert Brothers LLP
               1114 Avenue of the Americas
               New York, NY 10036
               Telecopier: (212) 626-4120

         If to any Seller Party, to such Party:

               c/o EMPS Corporation
               2319 Foothill Boulevard
               Suite 250
               Salt Lake City, UT 84109
               Telecopier: (801) 746-3701

         With a copy to:

               Asael T. Sorensen, Esq.
               780 North 1780 North
               Orem, UT 84097
               Telecopier: (801) 582-8600

               (e) Governing Law. This Agreement and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of law provisions thereof. The parties hereby irrevocably consent to, and waive any objection to the exercise of, personal jurisdiction by the state and federal courts located in New York, New York with respect to any action or proceeding arising out of this Agreement.


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


               (f) Assignment; Successors. This Agreement shall inure to the benefit of and be binding upon the heirs, successors and assigns of all parties; provided, however, that each Seller Party hereby covenants, that (i) in the event of the appointment of any successor Trustee to the Seller, such successor trustee shall be become a party to and be bound by this Agreement as though an original signatory hereto; (ii) in the event of the dissolution or termination of the Seller for any reason each Seller Party shall cause each owner of shares of Common Stock held by the Seller as of the date hereof to comply with the terms hereof as though the Seller had not been dissolved; and (iii) any transferee of shares of Common Stock from any Seller Party shall agree to be bound by the provisions of this Agreement as though an original signatory hereto.

               (g) Further Assurances. The parties hereto agree that, from time to time hereafter, and upon request, each of them will execute, acknowledge and deliver such other documents and instruments as may be required to carry out more effectively the terms and conditions of this Agreement.

               (h) Entire Agreement; Modifications; Severability. This Agreement, together with the other agreements referred to herein, constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, representations and understandings, written or oral, of the parties. This Agreement may not be modified or amended except by a writing signed by each of the parties hereto (and by a qualified officer if such party is a legal entity). The invalidity, illegality or unenforceability for any reason of any one or more provisions of this Agreement shall not affect the validity, legality or enforceability of the remainder of this Agreement.

               (i) Counterpart Originals. This Agreement maybe (i) executed simultaneously in two or more counterparts each of which shall be deemed an original but all of which together shall constitute one and the same instrument, and (ii) executed by facsimile.














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



         IN WITNESS WHEREOF, this Agreement has been executed by each of the individual parties hereto on the date first above written.


SELLER:                                           GRANTORS:

/s/  Asael T. Sorensen, Jr.
-------------------------------
Asael T. Sorensen, Jr., Trustee



EMPS CORPORATION:                                 /s/
                                                  ------------------------------
                                                  Petroleum Group Services Ltd.
/s/ Louis S. Naegle                               Authorized Signature
-------------------------------
By: Louis S. Naegle, President



PURCHASERS:                                       /s/ Cynthia Murray
                                                  ------------------------------
                                                  Dora International Ltd.
/s/  James Passin                                 Authorized Signature
-------------------------------
Firebird Global Master Fund, Ltd.
Authorized Signature

                                                  /s/ Lok Yuet Ngor
                                                  ------------------------------
/s/  Harvey Sawikin                               Techgrand Company Ltd.
-------------------------------                   Authorized Signature
Firebird Republics Fund, Ltd.
Authorized Signature                              /s/ Paul Roberts
                                                  ------------------------------
                                                  Paul Roberts
                                                  Authorized Signature


                                                  /s/ Laird Garrard
                                                  ------------------------------
                                                  Laird Garrard
                                                  Authorized Signature







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


                                    EXHIBIT A
                               SHARE CERTIFICATES
                               ------------------


Name and Address                                         Number of Shares
----------------                                         ----------------

Bear Stearns FBO Firebird Global Master Fund, Ltd.       Seven Hundred Thousand
c/o Citco Fund Services (Cayman Islands) Limited           (700,000)
Corporate Center
P.O. Box 31106 SMB
West Bay Road
Grand Cayman, Cayman Islands


Firebird Republics Fund, Ltd.                            One Million (1,000,000)
c/o Trident Trust Company (Cayman) Limited
One Capital Place
P.O. Box 847
George Town, Grand Cayman,
Cayman Islands




                                    EXHIBIT B
                              SELLER'S BANK ACCOUNT
                              ---------------------

                  Bank: Wells Fargo Bank
                  Routing ABA#: 121000248
                  S.W.I.F.T: WFBIUS6S
                  Credit: Asael T. Sorensen, Attorney-at-Law, IOLTA Account Number: 1652695584







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